UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 22, 2015

TEMPUR SEALY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Tempur Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

The Company disclosed today certain non-recurring items that will be recorded as non-GAAP, pro forma adjustments in its consolidated results of operations for the third quarter of 2015. The third quarter results will be released before the New York Stock Exchange open of regular trading on Thursday, October 29, 2015.
The combined pre-tax impact of these items on the Company’s GAAP income is expected to be approximately $7.8 million, with a net after-tax impact of approximately $10.7 million in the third quarter of 2015. These non-recurring items impacting the third quarter of 2015 are:

•
The Company reported today it has settled the previously disclosed antitrust investigation by the German Federal Cartel Office (“FCO”) alleging vertical price fixing. The Company’s German subsidiary was one of several mattress wholesaler/manufacturers that has reached a settlement with the FCO. Under the terms of the settlement, the Company will pay approximately 15.5 million Euros (approximately $17.4 million) to fully resolve this matter. The payment is not tax deductible. The Company expects to accrue the expense in the third quarter and pay this amount in the fourth quarter.

•
The Company reported today that it has reached an agreement in a separate legal dispute with certain suppliers resulting in the Company recording a gain of and receiving approximately $9.5 million in the third quarter ($6.6 million net of taxes).

These items are not expected to impact the adjusted earnings per share and adjusted EBITDA non-GAAP financial information that the Company provides to investors. The information provided in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 22, 2015

Tempur Sealy International, Inc.

By:	/s/ Barry A. Hytinen
Name:	Barry A. Hytinen
Title:	Executive Vice President & Chief Financial Officer